Supplement Dated November 10, 2000*
to the Prospectus Dated May 1, 2000
of American Express Signature Variable AnnuitySM 43444 C (5/00)
and American Express Signature One Variable AnnuitySM 240192 C (5/00)

The following revision applies to the "American Enterprise Life Insurance Company Financial Information" section of the prospectus. The following "Statements of Cash Flows" is added immediately following the "Statements of Stockholder's Equity."


American Enterprise Life Insurance Company

Statements of Cash Flows

Years ended December 31, ($ thousands)                               1999                 1998               1997
--------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                                      $ 33,987             $ 22,026           $ 28,313
   Adjustments to reconcile net income to net cash
      provided by (used in) operating activities:
      Change in accrued investment income                             5,064               (2,152)            (8,017)
      Change in accounts receivable                                    (102)                 349              9,304
      Change in deferred policy acquisition costs, net               16,191               28,022            (21,276)
      Change in other assets                                             34                   74              4,840
      Change in policy claims and other policyholders' funds          4,708               (3,939)           (16,099)
      Deferred income tax (benefit) provision                           711               (9,591)            (2,485)
      Change in other liabilities                                    (7,064)               7,595              1,255
      Amortization of premium (accretion of discount), net            2,315                  122             (2,316)
      Net realized (gain) loss on investments                        (6,565)               4,788                509
      Other, net                                                     (1,562)               2,544                959
-------------------------------------------------------------------------------------------------------------------
         Net cash provided by (used in) operating activities         47,717               49,838             (5,013)

Cash flows from investing activities:
      Fixed maturities held to maturity:
      Purchases                                                          --                   --             (1,996)
      Maturities                                                     65,705               73,601             41,221
      Sales                                                           8,466               31,117             30,601
   Fixed maturities available for sale:
      Purchases                                                    (593,888)            (298,885)          (688,050)
      Maturities                                                    248,317              335,357            231,419
      Sales                                                         469,126               48,492             73,366
   Other investments:
      Purchases                                                     (28,520)            (161,252)          (199,593)
      Sales                                                          57,548               78,681             29,139
   Change in amounts due to brokers                                 (29,132)              19,412            (53,796)
--------------------------------------------------------------------------------------------------------------------
      Net cash provided by (used in) investing activities           197,622              126,523           (537,689)
Cash flows from financing activities:
      Activity related to investment contracts:
      Considerations received                                       299,899              302,158            783,339
      Surrenders and other benefits                                (753,821)            (707,052)          (552,903)
      Interest credited to account balances                         208,583              228,533            231,437
      Capital contribution from parent                                   --                   --             40,000
-------------------------------------------------------------------------------------------------------------------
         Net cash (used in) provided by financing activities       (245,339)            (176,361)           501,873
-------------------------------------------------------------------------------------------------------------------
Net decrease in cash and cash equivalents                                --                   --            (40,829)
Cash and cash equivalents at beginning of year                           --                   --             40,829
-------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                $--                  $--                $--
-------------------------------------------------------------------------------------------------------------------

See accompanying notes.

43444-21 A (11/00)
*Valid until April 30, 2001.